ADVENTRX ANNOUNCES DETAILS OF THE PHASE 3 STUDY OF ANX-188

•	Conference Call Scheduled for Today at 4:30 p.m. (ET)/1:30 p.m. (PT)

SAN DIEGO – October 25, 2012 – ADVENTRX Pharmaceuticals, Inc. (NYSE MKT: ANX) today provided details regarding the phase 3 clinical study of ANX-188 (purified poloxamer 188) in sickle cell disease that it plans to initiate this quarter. The Company will host a conference call today at 4:30 p.m. Eastern Time, 1:30 p.m. Pacific Time (access information below) to discuss the study.

The study will be a randomized, double-blind, two-arm, placebo-controlled study conducted at approximately 40 sites primarily in the U.S. The primary objective will be to demonstrate that ANX-188 reduces the duration of vaso-occlusive crisis in patients with sickle cell disease. The duration of vaso-occlusive crisis will be measured from the time a subject is randomized to the time at which the subject receives the last dose of parenteral opioid analgesic for the treatment of vaso-occlusive crisis prior to hospital discharge. A total of 388 subjects ages 8 to 17 who have sickle cell disease and are experiencing acute pain typical of vaso-occlusive crisis will be enrolled. Using a two-sided alpha of 0.05, the study has approximately 90% power to detect a 16-hour difference between treatment arms. Secondary endpoints will compare re-hospitalization rate (for vaso-occlusive crisis) within 14 days of initial discharge from the hospital and the occurrence of acute chest syndrome within 120 hours of randomization.

“Following an iterative and collaborative dialog with the FDA, and with valuable input from physicians who treat sickle cell patients, we are pleased to have finalized our phase 3 study protocol. Consistent with our plans when we acquired ANX-188, the study will focus on children. In a post-hoc analysis of a prior phase 3 study, ANX-188 demonstrated a statistically significant reduction in the duration of crisis in a subgroup of younger patients. With the improvements we have incorporated into the upcoming study, we believe ANX-188 can improve on the treatment effect that previously was observed and potentially provide a new treatment option for this debilitating and life-threatening condition, for which there are no approved therapies,” said Brian M. Culley, Chief Executive Officer of ADVENTRX.

Conference Call Information
Interested parties may access the conference call by dialing (800) 860-2442 from the U.S. and (412) 858-4600 from outside the U.S. and should request the ADVENTRX Pharmaceuticals, Inc. Call. The webcast will be available live via the Internet by accessing the Investors section of ADVENTRX’s website at http://ir.adventrx.com. Replays of the webcast will be available on the Company’s website for 30 days and a phone replay will be available through November 1, 2012 by dialing (877) 344-7529 from the U.S. and (412) 317-0088 from outside the U.S. and entering conference reference number 10019681.

About ADVENTRX Pharmaceuticals
ADVENTRX Pharmaceuticals is a biopharmaceutical company developing proprietary product candidates to treat various diseases and conditions. The Company’s lead product candidate, ANX-188, has potential to reduce ischemic tissue injury and end-organ damage by restoring microvascular function, which is compromised in a wide range of serious and life-threatening diseases and conditions. The Company initially is developing ANX-188 as a treatment for complications arising from sickle cell disease. More information can be found on the Company’s web site at www.adventrx.com.

Forward Looking Statements
ADVENTRX cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that are based on ADVENTRX’s current expectations and assumptions. Such forward-looking statements include, but are not limited to, statements regarding the details of the planned phase 3 clinical study of ANX-188, including its timing and the number and ages of subjects to be enrolled, the potential treatment effect of ANX-188 in the planned phase 3 study and the potential clinical care and public health benefits of ANX-188, if approved. Among the factors that could cause or contribute to material differences between ADVENTRX’s actual results and those indicated from the forward-looking statements are risks and uncertainties inherent in ADVENTRX’s business, including, but not limited to: the potential for delays in the commencement or completion of planned clinical studies, including as a result of difficulties in completing manufacturing process development activities, manufacturing clinical trial material, meeting applicable regulatory requirements for clinical trial material, meeting applicable requirements of institutional review boards overseeing clinical study sites, or being subject to a “clinical hold”; the impact of missing or imputed data on the treatment effect observed in the prior phase 3 study; the risk of suspension or termination of a clinical study, including due to lack of adequate funding or a “clinical hold”; ADVENTRX’s reliance on contract research organizations (CROs) and other third parties to assist in the conduct of important aspects of its clinical studies, and that such third parties may fail to perform as expected; the risk that planned clinical studies are not successfully executed and/or do not successfully demonstrate the safety or efficacy of the investigational drug; the risk that, even if clinical studies are successful, the FDA determines they are not sufficient to support a new drug application; ADVENTRX’s ability to obtain additional funding on a timely basis or on acceptable terms, or at all; the potential for ADVENTRX to delay, reduce or discontinue current and/or planned development activities, including clinical studies, partner its product candidates at inopportune times or pursue less expensive but higher-risk development paths if it is unable to raise sufficient additional capital as needed; the risk that the FDA does not grant marketing approval of ADVENTRX’s product candidates, including ANX-188, on a timely basis, or at all; and other risks and uncertainties more fully described in ADVENTRX’s press releases and periodic filings with the Securities and Exchange Commission. ADVENTRX’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. ADVENTRX does not intend to revise or update any forward-looking statement set forth in this press release to reflect events or circumstances arising after the date hereof, except as may be required by law.

Contact:
ADVENTRX Pharmaceuticals Ioana C. Hone (ir@adventrx.com)

858-552-0866 Ext. 303

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